CONSOLIDATED BALANCE SHEETS
   (expressed in Canadian dollars)
                                            Sept. 30,    Dec. 31,
                                                2005         2004
                                         (Unaudited)  (Restated -
                                                          Note 3)
                                                    $          $
ASSETS
Current assets
Cash and cash equivalents                       8,319,266   9,462,988
Restricted cash                                   257,120     659,000
Accounts receivable                                     -      18,527
Goods and services tax recoverable                 44,986      94,903
   Prepaid expenses and deposits                  197,349     383,143

                                                8,818,721  10,618,561

Property and equipment                            561,869     533,202

Acquired intellectual property rights          32,575,639  34,570,682

                                               41,956,229  45,722,445

LIABILITIES
Current liabilities
Accounts payable and accrued                      599,818     744,805
   liabilities
Convertible debenture (note 5)                    234,130   1,037,106

                                                  833,948   1,781,911

Future income taxes                             4,808,257   6,749,947

                                                5,642,205   8,531,858

SHAREHOLDERS' EQUITY
Share capital (note 4)                         47,418,380  42,371,313

Contributed surplus                             3,298,436   3,010,575

Equity component of convertible                    22,990      59,118
   debenture

Deficit accumulated during development        (14,425,782) (8,250,419)
   stage

                                               36,314,024  37,190,587

                                               41,956,229  45,722,445

   Approved by the Board of Directors
   (signed) "D. Lorne Tyrrell"      (signed) "Antoine Noujaim"













   CONSOLIDATED STATEMENT OF DEFICIT
   (expressed in Canadian dollars)

                             3 month ended           9 month ended
                         Sept. 30,   Sept. 30,    Sept. 30,  Sept. 30,
                              2005        2004         2005       2004
                        (Unaudited)  Unaudited  (Unaudited)  Unaudited
                                   (Restated -               (Restated
                                       Note 3)               - Note 3)
                                 $           $           $          $

   BALANCE - BEGINNING OF PERIOD

As previously         (12,069,568) (5,863,310) (8,233,762) (3,857,886)
   reported
Accounting                      -     (72,552)    (16,657)   (734,773)
   changes (note
   3)

As restated           (12,069,568) (5,935,862) (8,250,419) (4,592,659)
Premium on               (351,023)          -    (458,662)          -
   repurchase of
   shares (note
   4)
Net loss for the       (2,005,191)   (962,987) (5,716,701) (2,306,190)
   period

BALANCE - END OF      (14,425,782) (6,898,849) (14,425,782) (6,898,849)
   PERIOD































   CONSOLIDATED STATEMENT OF LOSS
   (expressed in Canadian dollars)

                         3 month ended          9 month ended

                      Sept. 30,  Sept. 30,  Sept. 30,   Sept. 30,
                           2005       2004       2005        2004
                              $          $          $           $
                                 (Restated              (Restated
                                 - Note 3)              - Note 3)
                      Unaudited  Unaudited   Unaudited   Unaudited
REVENUE                           -         -           -          -
OPERATING EXPENSES
Research and            1,290,690   598,517   3,279,150  1,178,263
 development
Corporate                 716,737   389,672   2,325,743  1,134,976
 administration
 Depreciation and         700,597    12,717   2,088,113     34,296
 amortization
 Debenture                 18,732    16,235      95,201     47,359
 interest
Interest income          (63,443)   (41,911)   (169,729)   (76,382)
Loss (gain) on              5,729    (4,361)     43,644     (1,870)
 foreign exchange
Other income               (3,731)   (7,882)     (3,731)   (10,452)

                        2,665,311   962,987   7,658,391  2,306,190
Loss before income     (2,665,311) (962,987) (7,658,391)(2,306,190)
 taxes

Income taxes              660,120         -   1,941,690          -
 recovery

Net loss for the       (2,005,191) (962,987) (5,716,701) (2,306,190)
 period

                               $         $           $          $
Basic and diluted          (0.04)    (0.04)      (0.10)     (0.09)
 loss per share

Weighted average               #         #           #          #
 number of common
 shares
 outstanding
                      55,557,264 27,005,500  54,877,238 26,420,165


   CONSOLIDATED STATEMENT OF CASHFLOWS
   (expressed in Canadian dollars)
                         3 month ended           9 month ended
                      Sept. 30,   Sept. 30,   Sept. 30,  Sept. 30,
                           2005        2004        2005       2004
                      Unaudited   Unaudited   Unaudited  Unaudited
                              $           $           $          $
  CASH PROVIDED BY (USED IN)

  CASH FLOWS FROM OPERATING ACTIVITIES
Cash receipts from        6,494      88,969     164,924     544,430
  grants and other
Cash paid to         (1,742,797) (1,053,086) (5,152,498) (3,746,211)
  suppliers and
  employees
Interest received        63,443      41,911     169,729      76,382
                     (1,672,860)   (922,206) (4,817,845) (3,125,399)

  FINANCING ACTIVITIES
Amounts due to                -           -          -      (35,341)
  related parties
Repayment of           (218,044)          -    (324,625)     (3,667)
  convertible
  debenture and
  accrued interest
Restricted cash        (257,120)          -    (257,120)          -
Issuance of share      4,142,790          -   5,805,754   8,805,500
  capital
Repurchase of         (1,413,000)         -  (1,718,222)          -
  shares
Share issuance          (291,490)    (2,701)   (326,592)   (890,291)
  costs
                       1,963,136     (2,701)  3,179,195   7,876,201

  INVESTMENT ACTIVITIES
Acquisition of           (38,259)    (3,708)   (130,505)    (55,119)
  property and
  equipment
Proceeds on sale of            -          -      10,077          -
  property and
  equipment
                         (38,259)    (3,708)   (120,428)    (55,119)
Foreign exchange         (12,568)     4,360     (43,644)      1,870
  loss on cash
  held in foreign
  currency

(Decrease) increase      239,449   (924,255) (1,802,722)  4,697,553
  in cash and cash
  equivalents

Cash and cash          8,079,817  8,330,407  10,121,988   2,708,599
  equivalents -
  Beginning of
  period

Cash and cash          8,319,266  7,406,152   8,319,266   7,406,152
  equivalents -
  End of period

  CASH AND CASH EQUIVALENTS COMPRISED
Cash on deposit           357,932      2,786     357,932      2,786
Short-term              7,961,334  7,403,366   7,961,334  7,403,366
  investments and
  deposits

                        8,319,266  7,406,152   8,319,266  7,406,152















   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   September 30, 2005
   (expressed in Canadian dollars)


1  Nature of business

   ViRexx Medical Corp. (the "Company") amalgamated under the Business Corporations Act is an Edmonton, Alberta based biotechnology company focused on the development of novel therapeutic products for the treatment of certain cancers and specified chronic viral infections. ViRexx's most advanced programs include drug candidates for the treatment of ovarian cancer, chronic hepatitis B & C and solid tumors.

  On December 10, 2004, pursuant to a plan of arrangement, the Company acquired all of the outstanding shares of AltaRex
  Medical Corp. ("AltaRex") by issuing one-half of one common share in exchange for each issued share of AltaRex. Following the acquisition, the Company became listed on the Toronto Stock Exchange.


2  Basis of presentation

  The accompanying unaudited interim consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles ("GAAP") for interim financial statements. The accounting principles and methods of computation adopted in these financial statements are the same as those of the audited financial statements for the year ended December 31, 2004. However, these interim consolidated financial statements do not include all information and footnote disclosures required under Canadian GAAP for annual financial statements. Accordingly, these unaudited interim consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto, for the year ended December 31, 2004.


3  Accounting changes

  Effective January 1, 2004, the Company became subject to additional requirements of Section 3870 of the CICA Handbook with respect to accounting and disclosure for stock-based compensation. As such, new awards of stock options granted to employees made on or after January 1, 2004 are accounted for in accordance with the fair value method and result in compensation expense. The expense is recognized in income over the service period of the employee to whom the option was granted. Any consideration paid on the exercise of stock options is credited to share capital. Previously, the Company did not record any compensation expense upon the issuance of stock options to employees. This change in recording the fair value of awards has been accounted for on a retroactive basis without restatement of prior periods. For awards granted after January 1, 2002 and prior to January 1, 2004, the Company has increased the opening deficit and contributed surplus by $734,773.

  Effective January 1, 2004, the Company wrote off the carrying value of capitalized costs incurred on patents and trademarks to reflect the uncertainty associated with any future economic benefit. This was accounted for retroactively and the prior year's financial statements were restated. This did not represent a change in accounting policy and the impact of the write down should have been reflected in the year ended December 31, 2004. The financial statements were restated in the last quarter of 2004 to reflect this treatment. The impact of this accounting change is an increase net loss by $170,093 and $243,165 for the three and nine months period ended September 30, 2004; and a $72,552 increase in the deficit as of July 1, 2004.

  The acquisition of AltaRex in 2004 was originally treated as the acquisition of a business and accounted for in accordance with CICA 1581 Business Combinations. It was subsequently determined  that  AltaRex  did not meet  the  definition  of  a business as described in EIC 124 and therefore this transaction should have been accounted for as a purchase of assets. Financial statements for the year ended December 31, 2004 have been restated to reflect this treatment. The impact of this accounting change is a $7,282,832 increase in acquired intellectual property rights; a $6,065,718 decrease in goodwill; a $684,229 increase in future income taxes payable; a $568,859 increase in share capital and a $19,317 decrease in convertible debentures payable at December 31, 2004.


4  Share capital

   a) Common shares

      The Company is authorized to issue an unlimited number of common shares. A summary of transactions during the period is outlined below:

                                                    Common shares

                                                 #              $

   Balance - December 31, 2004            53,276,477    42,371,313
      (restated)
   Repurchased                            (1,580,800)   (1,259,560)
   Exercise of stock options                 150,218       159,397
   Exercise of warrants                    2,066,875     1,746,875
   Issuance of common shares               4,695,775     4,726,946
   Share issuance costs                            -      (326,591)

   Balance -September 30, 2005            58,608,545    47,418,380


      2005 Transactions

      On September 7, 2005 the Company completed a brokered private placement of 4,035,665 units for gross proceeds of $4,035,665. Each unit consists of one common share and one-half of one share purchase warrant. Each whole share purchase warrant entitles the holder to purchase one common share of ViRexx at a price of Cdn $1.20 for a period of 2
      years.   The  broker  for  the  private  placement,  Montex
      Exploration Inc. ("Montex"), received cash of 7% of the gross proceeds and 403,567 broker warrants as a commission. Each broker warrant entitles Montex to acquire one common share of the Company for $1.20 per share until September 9, 2007.

      Normal Course Issuer Bid

      On December 21, 2004, the Company received approval for a Normal Course Issuer Bid allowing the Company to repurchase up to 2,663,823 common shares during the period from December 23, 2004 to December 22, 2005, at the market price at the time of purchase. The Company repurchased 1,580,800 common shares at a weighted average price of $1.09 per share for the period from January 1, 2005 to September 30, 2005, which resulted in a charge of $1,259,560 to share capital and a charge of $458,662 to the deficit.

   b) Stock options

      The Company's stock option plan (the "Plan") permits the issuance of stock options equivalent to 8,256,000 common shares. The Company has granted 6,462,386 stock options under the Plan of which 6,120,200 were outstanding and
      5,310,500 were exercisable at September 30, 2005. The expiry date of outstanding stock options range from December 16, 2005 to April 13, 2015. A summary of transactions during the period is outlined below:

                                           Stock         Weighted
                                         options          average
                                               #   exercise price
                                                                $

Balance - December 31, 2004           6,369,168              0.84

Granted                                  80,000              1.42
Expired                                (178,750)             3.90
Exercised                              (150,218)             0.82

Balance - September 30, 2005          6,120,200              0.75

In addition to the above, on February 1, 2005 the Company granted 300,000 stock options as an inducement to an individual to join the Company as an officer. The options are exercisable at $1.17 per share and expire on February 1, 2015. These options were not issued under the Plan. One-third of these options vested immediately and the remaining options will vest over a period of two years.

No stock options were granted during the three month period ended
September 30, 2005. Stock-based compensation expense recorded for the three and nine-month periods ended September 30, 2005 was $18,385 and $324,044, respectively.

c) Warrants

As at September 30, 2005, the Company had 12,935,519 warrants outstanding at a weighted average exercise price of $1.10. The expiry date of outstanding warrants range from October 14, 2005 to September 9, 2007. A summary of transactions during the period is outlined below:



                                        Warrants         Weighted
                                               #          average
                                                   exercise price
                                                                $

Balance - December 31, 2004           12,543,095             1.06

Granted                                2,459,299             1.20
Exercised                             (2,066,875)            0.85

Balance - September 30, 2005          12,935,519             1.10

Subsequent  to September 30, 2005, 9,886,270 warrants expired  on
October 14, 2005.



5  Convertible Debenture

                           As of Sept. 30,         As of Dec. 31,
                                      2005                   2004
                                         $                      $
United Note Payable                      -                502,215
Canadian dollar                    175,000                450,000
convertible debentures
Accrued interest                    36,140                144,009
Equity component                  (22,990)               (59,118)
                                   234,130              1,037,106

On August 15, 2002, United Therapeutics was issued a note payable (the "United Note Payable") in exchange for proceeds of US$433,310 and was secured by the intellectual property of the AITT Platform. Interest was paid on the United Note Payable quarterly at 6% per annum. On August 23, 2005 the United Note Payable principal balance was converted into 485,300 common shares of the Company at a price of Cdn $1.07 per share.

On September 20, 2002, the Company issued three convertible debentures ("Convertible Debenture") totaling $685,000 bearing interest at 12% per annum, accrued monthly, payable September 20, 2005. The debentures were secured by a specific charge and against the T-ACTT Technology patents. The debentures were convertible, at the option of the holder, into common shares of the Company at any time prior to September 20, 2005. In 2003, $235,000 of these debentures was converted to common shares. As at September 30, 2005 the Company redeemed $225,000 of principal plus accrued interest of $99,625.and converted $50,000 plus accrued interest of $22,010 into 75,800 common shares of the Company at a price of Cdn $0.95 per share. Pending resolution, a principal balance of $175,000 remained outstanding as at September 30, 2005.